As filed with the Securities and Exchange Commission on July 30, 2024.

Registration No. 333-260688

Registration No. 333-278313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration No. 333-260688

Form S-8 Registration No. 333-278313

UNDER

THE SECURITIES ACT OF 1933

eFFECTOR Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-3306396
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

124 Washington Street, Suite 101

Foxboro, MA

(508) 543-1720

(Address, including zip code, of Principal Executive Offices)

eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan

eFFECTOR Therapeutics, Inc. 2021 Employee Stock Purchase Plan

eFFECTOR Therapeutics, Inc. 2013 Equity Incentive Plan

(Full title of the plans)

Craig Jalbert

Chief Executive Officer

124 Washington Street, Suite 101

Foxboro, MA

(508) 543-1720

(Name, address, including zip code, and telephone number, including area code. of Agent for Service)

Copies to:

Cheston Larson

Matthew T. Bush

Anthony Gostanian

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California

92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by eFFECTOR Therapeutics, Inc. (the “Registrant”):

•

Registration Statement No.  333-260688, filed with the SEC on November 2, 2021, pertaining to the registration of (i) 10,541,852 shares of the Registrant’s common stock under the Registrant’s 2021 Incentive Award Plan (the “2021 Plan”); (ii) 64,486 shares of common stock under the 2021 Plan (iii) 1,760,000 shares of common stock under the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”); and (iii) 3,914,319 shares of common stock under the Registrant’s 2013 Equity Incentive Plan (the “2013 Plan”); and

•

Registration Statement No.  333-278313, filed with the SEC on March 28, 2024, pertaining to the registration of (i) 500,000 shares of common stock under the 2021 Plan; and (ii) 100,000 shares of common stock under the ESPP.

The Registrant is filing this Post-Effective Amendment to deregister any and all securities that remain unsold under the Registration Statements as of the date hereof. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. Note that the numbers of securities listed above do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foxboro, State of Massachusetts, on July 30, 2024.

eFFECTOR Therapeutics, Inc.

By:	/s/ Craig Jalbert
Craig Jalbert, Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.